Exhibit 5.1
November 23, 2010
Enterprise Products Partners L.P.
1100 Louisiana Street, 10th Floor
Houston, Texas 77002
Ladies and Gentlemen:
     We have acted as counsel to Enterprise Products Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of the registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “SEC”) in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 135,000 common units representing limited partner interests of the Partnership (the “Units”) for issuance under the Enterprise Products Company 2005 EPE Long-Term Incentive Plan (the “Plan”).
     As the basis for the opinion hereinafter expressed, we have examined:
     (i) originals, or copies certified or otherwise identified, of:
          (a) the Plan;
          (b) the Certificate of Limited Partnership of the Partnership, as amended to date;
          (c) the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”);
          (d) the Certificate of Formation of Enterprise Products Holdings LLC (formerly named EPE Holdings, LLC), a Delaware limited liability company and general partner of the Partnership (the “General Partner”), as amended to date;
          (e) the Fourth Amended and Restated Limited Liability Company Agreement of the General Partner, as amended to date;

Enterprise Products Partners L.P.
November 23, 2010

          (f) certain resolutions of the Board of Directors of the General Partner and the predecessor general partner;
          (g) the Agreement and Plan of Merger dated as of September 3, 2010, by and among the (i) Partnership, (ii) Enterprise Products GP, LLC, a Delaware limited liability company and predecessor general partner of the Partnership, (iii) Enterprise ETE LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership, (iv) Enterprise GP Holdings, L.P., a Delaware limited partnership (“Holdings”), and (v) EPE Holdings, LLC, a Delaware limited partnership, general partner of Holdings prior to the merger, and General Partner of the Partnership after the merger, (the “Merger Agreement”);
          (h) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and
     (ii) such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and the Delaware Limited Liability Company Act (the “DLLCA”), and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.
     In making our examination, we have assumed and have not verified that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies.
     Based on the foregoing and on such legal considerations as we deem relevant and subject to the qualifications and limitations set forth below, we are of the opinion that the issuance of the Units by the Partnership has been duly authorized and, when issued and delivered in accordance with the terms of the Merger Agreement and the Plan and the related agreements thereunder, as applicable, the Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such nonassessability may be affected by Sections 17-303, 17-607 or 17-804 of the DRULPA).
     We express no opinion other than as to the federal laws of the United States of America, the DRULPA and the DLLCA (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC issued thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Very truly yours,
/s/ Andrews Kurth